EXHIBIT 99.1

Contact: Insignia Systems, Inc. Investor Relations (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2017 THIRD QUARTER FINANCIAL RESULTS
AND NINE MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – November 2, 2017 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the three (“Q3”) and nine months ended September 30, 2017.

Overview
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Net sales increased 19.4% in Q3 2017 to $7,723,000 from $6,469,000 in Q3 2016, driven primarily by our POPS program revenue.

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Gross profit of $2,743,000, or 35.5% of net sales, in Q3 2017, compared to $2,000,000 or 30.9% of net sales in Q3 2016.

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Operating income of $451,000 in Q3 2017, compared to an operating loss of $38,000 in Q3 2016.

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Net income of $451,000, or $0.04 per basic and diluted share, in Q3 2017, compared to a net loss of $167,000, or $0.01 per basic and diluted share, in Q3 2016.

Insignia’s President and CEO Kristine Glancy commented, “We are pleased with our quarterly results, having delivered both top and bottom line growth. The quarterly results reflect the continued progress against our strategic initiatives with the addition of new CPG customers, strengthening the relationships with existing clients, and gaining traction on business development projects. These strategic initiatives are expected to positively impact the remainder of 2017 and beyond.”

Mrs. Glancy continued, “We are excited to have launched freshADSSM, an exclusive advertising vehicle featured in produce, created to inspire shoppers early in their trip and designed to help navigate them to center store. We are continuing to research and develop innovative new products to engage the shopper supporting both our retail and CPG clients’ strategies. In addition, we remain on track to deliver the $1.0 million in cost reductions for 2017 against the Board approved plan we announced in February. We continue to make progress against our strategic initiatives by transforming our products, operating model, sales approach and partnerships.”

Q3 2017 Results
Net sales increased 19.4% to $7,723,000 in Q3 2017, from $6,469,000 in Q3 2016, primarily due to a 30.4% increase in the number of signs placed, partially due to programming shifts from second quarter to third quarter to support CPG new item launches coupled with increased signs placed for new and existing CPG clients, partially offset by a 6.8% decrease in average price per sign, which was the result of program and customer mix.

Gross profit in Q3 2017 increased to $2,743,000, or 35.5% of net sales, from $2,000,000, or 30.9% of net sales, in Q3 2016. The increased gross profit was primarily due to an increase in sales and a decrease in cost of services due to the discontinued sale of The Like Machine, partially offset by a decreased average price per sign. Gross profit is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers. Insignia incurred costs of approximately $109,000 in Q3 2017 associated with the development of its new IT operating infrastructure compared to approximately $105,000, in Q3 2016. The project is expected to be substantially complete during the first quarter of 2018, with estimated incremental expense of $280,000.

Selling expenses in Q3 2017 were $879,000, or 11.4% of net sales, compared to $917,000, or 14.2% of net sales, in Q3 2016. The decrease in expenses was primarily due to decreased staff related expenses, partially offset by higher variable compensation.

Marketing expenses in Q3 2017 were $409,000, or 5.3% of net sales, compared to $242,000, or 3.7% of net sales, in Q3 2016. The increase was primarily due to the filling of previously open positions.

General and administrative expenses in Q3 2017 were $1,004,000, or 13.0% of net sales, from $879,000, or 13.6% of net sales, in Q3 2016. The increase in expenses was primarily due to personnel and staff related expenses.

Income tax expense for Q3 2017 was $2,000, or 0.4% of pretax income, compared to income tax expense of $141,000, or 542.3% of pretax loss, in Q3 2016. Tax expense was nominal due primarily to a reduction in the valuation allowance.

As a result of the items above, the net income for Q3 2017 was $451,000, or $0.04 per basic and diluted share, compared to a net loss of $167,000, or $0.01 per basic and diluted share, in Q3 2016.

As of September 30, 2017, cash and cash equivalents totaled $3.4 million, compared to $12.3 million as of December 31, 2016. The amounts for December 31, 2016 are prior to the one-time special dividend of $8.2 million paid on January 6, 2017.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to both consumer packaged goods manufacturers and retailers. Insignia provides at-shelf media solutions in over 22,000 retail outlets, inclusive of grocery, mass merchants and dollar. We partner with over 300 consumer packaged goods manufacturers across various categories including center store, refrigerated, frozen and the perimeter. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com. Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “expects,” “seeks,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: expectations as to full year and future financial performance; benefits of sales and marketing investments and IT infrastructure investments; timing of implementation of technology operating infrastructure; areas of growth; and ability to sustain and grow core products and status and timing of launch of new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement the business plan to achieve and maintain increased sales and resultant profitability in the future; (ii) the risk that the company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings, including mobile, digital or other new offerings, in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) prevailing market conditions, including pricing and other competitive pressures, in the in-store advertising industry and, intense competition for agreements with retailers and consumer packaged goods manufacturers; (iv) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, the effect of current sales trends on fiscal year 2017 results and the benefit of our relationship with News America; (v) termination of all or a major portion of, or a significant change in terms and conditions of, a material agreement with a consumer packaged goods manufacturer, retailer, or News America; (vi) the effect of any delayed or cancelled customer programs; (vii) our ability to successfully implement our new IT operating infrastructure; (viii) our ability to attract and retain highly qualified managerial, operational and sales personnel; and (ix) other economic, business, market, financial, competitive and/or regulatory factors affecting the company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$7,723,000	$6,469,000	$18,339,000	$19,164,000
Cost of sales	4,980,000	4,469,000	13,469,000	13,081,000
Gross profit	2,743,000	2,000,000	4,870,000	6,083,000
Operating expenses:
Selling	879,000	917,000	2,598,000	3,061,000
Marketing	409,000	242,000	1,262,000	769,000
General and administrative	1,004,000	879,000	2,871,000	3,149,000

Operating income (loss)	451,000	(38,000)	(1,861,000)	(896,000)
Other income, net	2,000	12,000	7,000	44,000

Income (loss) before income taxes	453,000	(26,000)	(1,854,000)	(852,000)
Income tax expense (benefit)	2,000	141,000	(580,000)	(276,000)

Net income (loss)	$451,000	$(167,000)	$(1,274,000)	$(576,000)

Net income (loss) per share:
Basic	$0.04	$(0.01)	$(0.10)	$(0.05)
Diluted	$0.04	$(0.01)	$(0.10)	$(0.05)

Shares used in calculation of net income (loss) per share:
Basic	11,758,000	11,642,000	11,698,000	11,626,000
Diluted	11,777,000	11,642,000	11,698,000	11,626,000

 SELECTED BALANCE SHEET DATA
(Unaudited)

	September 30,	December 31,
	2017	2016

Cash and cash equivalents	$3,375,000	$12,267,000
Working capital	10,716,000	11,850,000
Total assets	20,750,000	28,228,000
Total liabilities	6,612,000	13,119,000
Shareholders' equity	14,138,000	15,109,000

Working capital represents current assets less current liabilities.